Exhibit 99.2

EXAR CORPORATION
SECOND QUARTER FISCAL YEAR 2017 EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS

Exar Corporation is providing a copy of these prepared remarks in conjunction with our fiscal year 2017 second quarter press release in order to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our quarterly conference call. The conference call will begin today, November 2, 2016 at 4:45 p.m. EDT (1:45 p.m. PDT). To access the conference call, please dial (918) 534-8424 or (844) 359-0802. The passcode for the live call is 91970722. In addition, a live webcast will be available on Exar's Investor webpage and an archive of the conference call webcast will be available after the conclusion of the conference call.

Please see the section “Discussion of Non-GAAP Financial Measures” later in this document for more details on non-GAAP data. Investors should also refer to the reconciliation of Non-GAAP Results to GAAP Results, which is contained in our press release. Unless otherwise indicated, all non-GAAP financial results presented exclude the financial results of the iML Display business which the Company is in the process of divesting, and are presented in the GAAP results as discontinued operations.

Discussion of GAAP Operating Results

Today we reported the following GAAP results for our second quarter fiscal 2017. (First quarter 2017 was comprised of fourteen weeks, as opposed to the usual thirteen weeks for the second quarter.)

	THREE MONTHS ENDED
	OCTOBER 2, 2016		JULY 3, 2016		SEPTEMBER 27, 2015
Net Sales	$27,601	100%	$27,136	100%	$22,755	100%
Cost of Sales	14,408	52%	13,774	51%	14,202	62%
Gross Profit	$13,193	48%	$13,362	49%	$8,553	38%
Operating Expenses	13,112	48%	5,492	20%	13,984	62%
Income (loss) from operations	$81	0%	$7,870	29%	$(5,431)	-24%

Second quarter net sales increased $0.5 million or 2% sequentially. Second quarter net sales were driven by an increase in the industrial and automotive markets. Second quarter net sales increased $4.8 million or 21% from the second quarter a year ago. For additional commentary on net sales, see comments regarding sales by end markets below.

On a GAAP basis, second quarter gross margin of 47.8% decreased from the 49.2% reported in the first quarter largely as a result of increased stock-based compensation expense, and increased from 37.6% reported in the same period a year ago, largely as a result of our strategic initiative to lower our cost of goods sold and increased advanced product sales, which generally sell at higher margins.

In the second quarter, GAAP operating expenses were $13.1 million, compared with $5.5 million reported in the first quarter and $14.0 million a year ago. First quarter GAAP operating expenses included a gain of $9.3 million related to the sale-leaseback of our corporate headquarters. Second quarter GAAP operating expenses included (i) $2.1 million in stock-based compensation expense, (ii) $0.4 million mergers and acquisitions costs, and (iii) $0.4 million accretion of gain from the sale-leaseback of the Fremont facility.

Second quarter GAAP net income from continuing operations was $0.1 million, or $0.00 per diluted share, compared to $7.5 million, or $0.15 per diluted share reported in the first quarter.

Second quarter GAAP net income from discontinued operations was $0.9 million, or $0.02 per diluted share, compared to $1.4 million, or $0.03 per diluted share, reported in the first quarter.

Discussion of Business and Non-GAAP Financial Highlights (Continuing Operations Only)

The Company’s non-GAAP measures exclude certain recurring charges, such as stock-based compensation, amortization and impairment of acquired intangible assets, as well as certain one-time or non-recurring charges, such as charges from restructuring. Please see the section “Discussion of Non-GAAP Financial Measures” later in this document for more details on non-GAAP data.

We reported the following non-GAAP results for our second quarter fiscal 2017:

●	Net sales of $27.6 million increased $0.5 million, or 2%, from the previous quarter.
●	Gross margin of 51.9% was consistent with 51.8% reported in the previous quarter.
●	Operating expenses of $10.6 million, increased by $0.5 million, or 5%, from the previous quarter.
●	Operating income was $3.7 million, down $0.3 million from the fiscal 2017 first quarter and up $6.9 million from the same period a year ago.
●	Net income of $3.8 million was consistent with the previous quarter.
●	EPS of $0.08 was consistent with that reported in the previous quarter and increased $0.15 compared to the same period a year ago.

Our net sales by end market in dollars and as a percentage of total net sales were as follows for the periods presented (in thousands, except percentages):

	THREE MONTHS ENDED
	OCTOBER 2, 2016		JULY 3, 2016		SEPTEMBER 27, 2015
Industrial	$19,042	69%	$18,436	67%	$17,134	75%
Infrastructure	5,065	18%	5,596	21%	2,224	10%
Audio/Video	1,840	7%	1,852	7%	2,022	9%
Automotive	961	3%	779	3%	859	4%
Other	693	3%	473	2%	516	2%
Net Sales	$27,601	100%	$27,136	100%	$22,755	100%

Industrial. Fiscal 2017 second quarter Industrial revenue was $19.0 million, which represented 69% of sales, an increase of 3% when compared to the $18.4 million reported in the previous quarter. The increase in the Industrial market was attributable to the core interface business, which started to show benefits of the lower cost structure allowing Exar to be more competitive.

Infrastructure. Fiscal 2017 second quarter Infrastructure revenue was $5.1 million, which represented 18% of sales, a decrease of 9% when compared to the $5.6 million reported in the previous quarter. As anticipated, this reduction was from further decline in a legacy telecommunications product, which was a nominal amount in the fiscal 2017 second quarter.

Audio/Video. Fiscal 2017 second quarter Audio/Video revenue was $1.8 million, which represented 7% of sales, a decrease of 1% when compared to the $1.9 million reported in the previous quarter.

Automotive. Fiscal 2017 second quarter Automotive revenue was $1.0 million, which represented 3% of sales, an increase of 23% when compared to the $0.8 million reported in the previous quarter. This increase was attributable to increased sales in the China automotive infotainment market.

Discussion of Non-GAAP Gross Margins, Operating Expenses and Operating Margins (Continuing Operations Only)

On a non-GAAP basis, our net sales and operating results as a percentage of net sales were as follows for the periods presented (in thousands, except percentages):

	THREE MONTHS ENDED
	OCTOBER 2, 2016		JULY 3, 2016		SEPTEMBER 27, 2015
Net Sales	$27,601	100%	$27,136	100%	$22,755	100%
Cost of Sales	13,270	48%	13,066	48%	14,257	63%
Gross Profit	$14,331	52%	$14,070	52%	$8,498	37%
Operating Expenses	10,605	38%	10,087	37%	11,642	51%
Income (loss) from operations	$3,726	13%	$3,983	15%	$(3,144)	-14%

Gross Margin

On a non-GAAP basis, second quarter gross margin of 51.9% was consistent with 51.8% reported in the first quarter. This equates to a non-GAAP gross profit of $14.3 million for the second quarter, compared with $14.1 million last quarter. Gross margin was flat as a less favorable product mix offset the continued realization of COGS reduction.

Operating Expenses

Second quarter non-GAAP operating expenses of $10.6 million increased by $0.5 million, or 5% from previous quarter, and decreased 9% from the $11.6 million reported in the second quarter a year ago. Second quarter R&D expenses were $4.3 million, a 1% decrease as compared with the $4.4 million reported in the first quarter and a 24% decrease from the $5.7 million reported a year ago. R&D expenses decreased sequentially due in part to one less work week as there were 14 weeks in the first quarter and lower software tool charges. Second quarter SG&A expenses were $6.3 million, a 10% increase as compared with the $5.7 million reported in the first quarter and a 6% increase from the $5.9 million reported a year ago. The sequential SG&A increase was largely the result of increased rent as a result of the sale-leaseback of the Fremont facility.

Operating Margin

In the second quarter, non-GAAP operating income and operating margin were $3.7 million and 13%, respectively, compared to $4.0 million and 15%, in the previous quarter, and a non-GAAP operating loss of $3.1 million or negative 14% from the same quarter a year ago.

EBITDA

In the second quarter, non-GAAP EBITDA and EBITDA margin were $4.2 million or 15%, respectively, compared with $4.9 million and 18% in the previous first quarter, and a negative $1.7 million or negative 8% from the same quarter a year ago.

Discussion of Non-GAAP Net Income/EPS (Continuing Operations Only)

Net Income

Second quarter non-GAAP net income of $3.8 million was consistent with last quarter, and increased $7.1 million on a year-over-year basis.

EPS

Second quarter non-GAAP diluted earnings per share of $0.08 were consistent with that reported in the previous quarter and increased $0.15 compared with the same quarter a year ago.

Consolidated Balance Sheet and Cash Flow Highlights

Cash and Equivalents

We ended the fiscal 2017 second quarter with $96.4 million in cash and cash equivalents, up from $85.3 million reported in the first quarter.

Net Accounts Receivable

Second quarter net accounts receivable increased to $18.9 million from $18.7 million last quarter. Second quarter DSO decreased to 62 days, compared to 68 days last quarter.

Net Inventory

Second quarter net inventory increased to $23.2 million from $22.1 million in the previous quarter. Second quarter days inventory was 143 days, compared to 153 days last quarter.

Deferred Margin

Second quarter deferred margin decreased to $6.4 million, compared with $9.1 million in the first quarter.

Assets and Liabilities Held for Sale

The Company is in the process of divesting its wholly-owned subsidiary Integrated Memory Logic Limited (iML). Accordingly, the assets and liabilities of iML are presented as assets and liabilities held for sale. At the end of the fiscal 2017 second quarter, assets held for sale was $89.7 million, and liabilities held for sale was $7.4 million.

Cash Flow from Continuing Operations

Second quarter total depreciation and amortization was $1.2 million, of which $0.5 million was included in the non-GAAP results. Cash used by operations for the second quarter was $0.8 million. This included a reduction of $2.7 million of deferred margin, which represents channel inventory for sell-through customers. This compares to cash provided by operations of $4.7 million for the first quarter.

Capital Structure

The number of shares used in the second quarter calculation of non-GAAP results was 51.2 million, compared with 49.3 million used in the previous first quarter.

Pending Sale of Integrated Memory Logic Limited

The Company is in the process of divesting its wholly-owned subsidiary Integrated Memory Logic Limited (iML) to Beijing E-Town Chipone Technology Co., Ltd., a consortium comprised of Beijing-based IC design and solutions manufacturer Chipone Technology Co., Ltd and its financial partner Beijing E-Town International Investment & Development Co., Ltd. This transaction has been approved by CFIUS in the United States and another key regulatory body in Taiwan. The Company expects this transaction to close in the fiscal 2017 third quarter. The Company expects to record a gain on the transaction (before tax) of approximately $45.0 million to $50.0 million and incur a tax liability of approximately $1.0 million, which will be presented as part of discontinued operations results.

Discussion of Fiscal 2017 Third Quarter Guidance for Continuing Operations

For the fiscal 2017 third quarter ending January 1, 2017, the Company expects results to be as follows:

●	Net sales: $27.1 million plus or minus $0.5 million
●	GAAP gross margin: 47.5% to 49.5% (Non-GAAP 51.5% to 53.5%)
●	GAAP operating expenses: $13.0 million to $13.5 million (Non-GAAP $10.6 million to $11.0 million)
●	GAAP EPS: $(0.01) to $0.02 (Non-GAAP $0.06 to $0.08)

Forward-Looking Statements Safe Harbor Disclosure

Except for historical information contained herein, this press release and matters discussed on the conference call contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the sale of the Company’s iML subsidiary to Beijing E-Town Chipone Technology Co., Ltd., including the expected timing of the closing of that transaction and the expected gain to be recognized by the Company from that transaction, and the Company’s financial outlook expectations for the third quarter ending January 1, 2017. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Therefore, actual outcomes and results may differ materially from what is expressed herein. For a discussion of these risks and uncertainties, the Company urges investors to review in detail the risks and uncertainties and other factors described in its Securities and Exchange Commission (SEC) filings, including, but not limited to, the “Risk Factors”, “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our public reports filed with the SEC, including our annual report on Form 10-K filed with the SEC on May 27, 2016 and our Form 10-Q filed with the SEC on August 10, 2016, and available on our Investor webpage and on the SEC website at www.sec.gov.

Discussion of Non-GAAP Financial Measures

The Company’s non-GAAP measures exclude charges related to stock-based compensation, amortization of acquired intangible assets, impairment charges, initial gain upon closing sale-leaseback of our corporate headquarters, restructuring charges and exit costs which include costs for personnel whose positions have been eliminated as part of a restructuring or are in the process of being eliminated as part of the discontinuation of a product line, severance costs associated with the former CEO, accruals for and proceeds received from dispute resolutions and patent litigation, merger and acquisition and related integration costs, certain income tax benefits and credits, and related income tax effects on certain excluded items. The Company excludes these items primarily because they are significant special expense and gain estimates, which management separates for consideration when evaluating and managing business operations. The Company’s management uses non-GAAP net income and non-GAAP earnings per share to evaluate its current operating results and financial results and to compare them against historical financial results. Additionally, we disclose the non-GAAP measure of free cash flow, which is derived from our net cash provided (used) by operations, less purchases of fixed assets and IP, plus proceeds from the sale of fixed assets and IP. Management believes these non-GAAP measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

Unless otherwise indicated, all non-GAAP financial results exclude the financial results of the iML Display business which the Company is in the process of divesting, and are presented in the GAAP results as discontinued operations.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its competitors who employ and disclose similar non-GAAP measures. However, the manner in which we calculate these non-GAAP financial measures may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include or exclude other items. The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures may not reflect the full economic impact of Exar’s activities. Accordingly, investors are cautioned not to place undue reliance on non-GAAP information. The presentation of this additional information should not be considered a substitute for net income or net income per diluted share or other measures prepared in accordance with GAAP.

Investors should refer to the reconciliation of Non-GAAP Results to GAAP Results, which is contained in our press release.